Exhibit 4.11

STOCK PURCHASE AND EXCHANGE AGREEMENT

This Stock Purchase and Exchange Agreement (this “Agreement”) is made effective as of October 30, 2006 (the “Effective Date”), by and between CCCI Holdings, Inc., a Delaware corporation (the “Company”), and each of the persons and entities identified on the Schedule of Purchasers hereto (each a “Purchaser”).

RECITALS

WHEREAS, the Company desires to issue to the Purchasers the shares of capital stock set forth on the Schedule of Purchasers (collectively, the “Shares”), and each Purchaser, severally and not jointly, desires to acquire those Shares upon the terms, conditions and restrictions contained in this Agreement.

WHEREAS, certain Purchasers are contributing their shares of common stock in DeMarseCo Holdings, Inc. (the “Subsidiary Stock”) in exchange for shares of the Company’s common stock, $.001 par value (the “Common Stock”).

WHEREAS, for federal tax purposes, it is intended that the transactions contemplated by this Agreement, including (without limitation) the exchange by such Purchasers, qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereto agree as follows:

1.                          Issuance of Shares. Subject to the terms and conditions of this Agreement, the Company shall issue to each Purchaser, severally and not jointly, and each Purchaser, severally and not jointly, shall acquire by purchase or exchange, the Shares. The price of the Shares shall be as set forth on the Schedule of Purchasers (the “Purchase Price”). The purchase, sale and exchange of the Shares shall take place at such time and place as the Company and the Purchasers mutually agree upon orally or in writing (which time and place are designated as the “Closing”). At the Closing, the Company shall deliver to the Purchasers certificates for the Shares that the Purchasers are acquiring in exchange for the Subsidiary Stock or against payment of the Purchase Price therefor by check, wire transfer or the offset or conversion of indebtedness owing to any such Purchaser.

2.                          Representations and Warranties of the Company. The Company hereby represents and warrants as of the Closing to each Purchaser that:

2.1                     The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as currently contemplated. The Shares purchased by Purchaser pursuant to this Agreement, when issued, sold and delivered in accordance with this Agreement, will be duly and validly issued, fully paid, and nonassessable.

2.2                     All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of this Agreement, that certain Investors’ Rights Agreement, dated as of the Effective Date, by and between the Company and each holder of capital stock of the Company identified on the Schedule of Investors thereto (the “Investors’

Rights Agreement”), that certain Right of First Refusal and Co-Sale Agreement, dated as of the Effective Date, by and between the Company, the holders of the Company’s capital stock set forth on the Schedule of Holders and the Schedule of Major Investors attached thereto (the “ROFR Agreement”) and the Shares, and the performance of all obligations of Company hereunder and thereunder has been taken or will be taken prior to the Closing. The Company’s execution, delivery, and performance of this Agreement or of the Shares to such Purchaser will not violate or conflict with the terms of the Company’s Amended and Restated Certificate of Incorporation or Bylaws or in any material respect, any statute, regulation, ordinance, rule of law, agreement, contract, mortgage, indenture, bond, bill, note, judgment, order or decree of any court or arbitrator to which the Company is a party or other instrument or writing binding upon the Company or to which the Company is subject, except where the Company has obtained a waiver or consent with respect to the transactions contemplated by this Agreement.

2.3                     This Agreement, the Investors’ Rights Agreement and the ROFR Agreement contain valid and binding obligations of the Company, enforceable in accordance with their respective terms, in each case subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor’s rights and to the availability of the remedy of specific performance and to the extent applicable securities laws may limit indemnification provided by Section 1.9 of the Investors’ Rights Agreement.

2.4                     There is no action, suit, proceeding, asserted claim or to the Company’s knowledge, investigation pending and, to the Company’s knowledge, no action, suit, proceeding, claim or investigation is threatened against the Company.

2.5                     Subject to the truth and accuracy of Purchaser’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement, and the issuance of the Common Stock and Series B Redeemable Preferred Stock issuable upon conversion of the Series A Convertible Redeemable Preferred Stock (collectively, the “Conversion Shares”), are exempt from the registration requirements of Section 5 of the Act and in compliance with applicable stale securities laws.

2.6                     At Closing and prior to the closing of the transactions contemplated by that certain Asset Purchase Agreement of even date herewith between the DeMarseCo Holdings, Inc. and CreditCards.com, L.P. and certain other parties (the “Asset Purchase Agreement”), the authorized capitalization of Company consists of

(a)                      10,000,000 shares of Series A Convertible Redeemable Preferred Stock, 9,935,529 of which are issued and outstanding;

(b)                     2,150,000 shares of Series A-l Convertible Redeemable Preferred Stock, none of which are issued and outstanding;

(c)                      10,000,000 shares of Series B Redeemable Preferred Stock, none of which are issued and outstanding;

(d)                     2,150,000 shares of Series B-l Redeemable Preferred Stock, none of which are issued and outstanding;

(e)                      20,000,000 shares of Common Stock, 1,000,000 of which are issued and outstanding, 9,935,529 of which are reserved for issuance pursuant to the conversion, in accordance with the terms of the Certificate of Incorporation, of the outstanding Series A Convertible Redeemable Preferred Stock, 2,111,106 of which are reserved for issuance pursuant to the conversion, in accordance with the terms of the Certificate of Incorporation, of the Series A-l Convertible Redeemable Preferred Stock to be issued under the Asset Purchase Agreement (as defined below) in connection with the Acquisition, and 1,027,405 of which are reserved for issuance pursuant to the Company’s 2006 Stock Plan.

All of the Shares and the Conversion Shares, when issued in accordance with the terms of this Agreement and the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof (the “Certificate”), will have been duly authorized and validly issued and are fully paid and nonassessable. The rights, privileges and preferences of the Shares and Conversion Shares are as slated in the Certificate.

2.7                     The Company has fully provided each Purchaser with all the information such Purchaser has requested for deciding whether to purchase the Shares and all information that a reasonable investor would deem material in connection with making a decision regarding the purchase of the Shares. To its knowledge, neither this Agreement nor any other written statement made or delivered in connection herewith or therewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

3.                          Representations and Warranties of the Purchaser. Without limiting such Purchaser’s right to rely on the Company’s representations and warranties in Section 2 hereof, each Purchaser, severally and not jointly, represents and warrants to the Company that:

3.1                     Purchaser is acquiring the Shares for Purchaser’s own account for investment purposes only and not with a view to, or in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “Act”). Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than Purchaser has any beneficial ownership of any of the Shares.

3.2                     Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Purchaser reasonably considers important in making the decision to purchase the Shares. Purchaser has had ample opportunity to ask questions of the Company’s representatives concerning such matters and this investment.

3.3                     Purchaser has a preexisting personal or business relationship with the Company and/or certain of its officers of a nature and duration sufficient to make Purchaser aware of the character, business acumen and general business and financial circumstances of the Company. By reason of Purchaser’s business or financial experience. Purchaser is capable of evaluating the merits and risks of this investment, has the ability to protect Purchaser’s own interests in this transaction and is financially capable of bearing a total loss of this investment.

3.4                     At no time was Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of advertising or solicitation in connection with the offer, sale and purchase of the Shares.

3.5                     Purchaser understands and acknowledges that, in reliance upon the representations and warranties made by Purchaser herein, the Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the Act, but instead are being issued under an exemption or exemptions from the registration and qualification requirements of the Act or applicable state securities laws which impose certain restrictions on Purchaser’s ability to transfer the Shares.

3.6                     Purchaser understands that Purchaser may not transfer any Shares unless such Shares are registered under the Act or qualified under the Law or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Purchaser understands that only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Shares. Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Shares in the amounts or at the times proposed by Purchaser.

3.7                     The certificates representing the Shares shall have endorsed thereon such legends as counsel for the Company advises are required for purposes of federal or state securities laws.

4.                          No Transfer in Violation of Agreement. The Company shall not be required: (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of all or any part of such Shares for any purpose any transferee to whom any of the Shares shall have been so transferred.

5.                          Conditions to Purchaser’s Obligations at Closing. The obligations of each Purchaser under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions, the waiver of which shall not be effective against Purchaser unless such waiver is given by written communication to the Company:

5.1                     Each of the representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2                     The Company and the Purchasers shall have executed and delivered the Investors’ Rights Agreement and the ROFR Agreement.

5.3                     The Purchasers shall have received from DLA Piper US LLP, counsel for the Company, an opinion, dated as of the Effective Date.

5.4                     The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.5                     The Amended and Restated Certificate of Incorporation of the Company shall have been duly adopted by the Company by all necessary corporate action of its directors, officers and stockholders and shall have been duly filed with and accepted by the Secretary of State of the State of Delaware in be in full force and effect without amendment thereto.

5.6                     Prior to the Closing, there shall not have occurred any event that in the sole judgment of the Purchaser is or may result in a material adverse change in the business, assets, liabilities, condition (financial or otherwise), relations or prospects of the Company;

5.7                     There shall not have occurred or exist any breach under that certain Asset Purchase Agreement;

5.8                     The offer, sale and exchange of the Shares to such Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Act and the registration and/or qualification requirements of all other applicable state securities laws.

5.9                     All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident to such proceedings shall be reasonably satisfactory in form and substance to such Purchaser purchasing Shares at the Closing and to their special counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following:

(a)                      A copy of the Amended and Restated Certificate of Incorporation of the Company (as amended through the date of the Closing), certified by the Secretary of the Company as true, complete, and correct copy thereof.

(b)                     A copy of the resolutions of the Board of Directors evidencing the approval of the Company’s Amended and Restated Certificate of Incorporation, providing for the authorization and the issuance of the Shares and the other matters contemplated by this Agreement.

5.10               The Company shall have provided such Purchaser access to such information as Purchaser shall have reasonably requested in connection with its due diligence review and Purchaser shall have concluded its due diligence review of the Company to Purchaser’s complete satisfaction and shall be reasonably satisfied that there has been no adverse change in the business, affairs, operations, properties, assets, prospects, or condition of the Company since its inception.

6.                          Conditions to the Company’s Obligations at Closing. The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions with Purchaser:

6.1                     The representations and warranties of such Purchaser contained in Section 3 shall be true and complete on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2                     The Company shall have obtained any and all consents, permits, and waivers necessary or appropriate for consummation of the transactions contemplated herein, and the same shall be effective as of the date of the Closing.

6.3                     The offer and sale of the Shares to such Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Act and the registration and/or qualification requirements of all other applicable state securities laws.

7.                          Payment of Expenses. The Company agrees to pay the reasonable fees and expenses of Austin Ventures VIII, L.P. and Austin Ventures IX, L.P. incurred in connection with the transactions contemplated by this Agreement, the Asset Purchase Agreement and the transactions contemplated hereby and thereby.

8.                          Indemnification. The Company, without limitation as to time, assumes liability for and agrees to indemnify, defend and hold harmless each Purchaser and its officers, directors, stockholders, partners, employees, agents and affiliates (collectively, “Indemnified Persons”) from and against, all losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, expenses and disbursements (including attorneys’ fees and expenses) (collectively, “Losses”) (i) arising out of or related to any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement; (ii) any non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; or (iii) incurred in connection with any suit, action, claim, investigation, liability or obligation (an “Action or Proceeding”) against the Company or any Indemnified Person arising out of or in connection with this Agreement (or any other document or instrument executed pursuant hereto), or the transactions contemplated herein or therein, other than (a) Losses that are finally determined in such Action or Proceeding to be primarily and directly a result of (1) the gross negligence of such Indemnified Person, (2) a breach of a fiduciary duty, if any, owed by such Indemnified Person to the Company, (3) the willful misconduct or a knowing violation of applicable law by such Indemnified Person, or (4) a transaction from which such Indemnified Person received an improper personal benefit, or (b) Losses that are the subject of the indemnification agreement entered into by the Company and such Indemnified Person as to which Losses such indemnification agreement shall apply. The Company agrees to reimburse each Indemnified Person promptly for all such Losses as they are incurred by such Indemnified Person after the Company receives a written undertaking of such Indemnified Person to reimburse the Company for any payments made by the Company to such Indemnified Person if it is finally determined in such Action or Proceeding that such Indemnified Person is not entitled to indemnification pursuant to clause (iii) above. The obligations of the Company to each Indemnified Person under this Section 8 will be separate and distinct obligations and will survive any transfer of securities by any Investor and the expiration or termination of this Agreement or any Ancillary Agreement. THE COMPANY AND THE PURCHASERS INTEND THAT THE INDEMNIFIED PERSONS BE INDEMNIFIED FROM LIABILITY FOR THEIR OWN NEGLIGENCE PURSUANT TO THIS SECTION 8.

9.                          Execution of Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.                    Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at the address hereinafter shown below the Purchaser’s name on the Schedule of Purchasers or at such other address as such party may designate by ten (10) days’ advance written notice to the Company.

11.                    Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company including any corporate successor of the Company resulting from an incorporation of the Company, and subject to the restrictions of transfer herein set forth, be binding upon Purchaser, his heirs, executors, administrators, successors and assigns.

12.                    Entire Agreement. This Agreement constitutes the entire agreement between the parties and neither party shall be bound by any representations, promises, warranties, or statement, express or implied, oral or written, not contained herein.

13.                    Interpretation of Agreement. Where necessary to the sense of this Agreement singular words shall include the plural, and masculine, the feminine or neuter gender, and vice versa. The captions used herein are for convenience of reference only, and shall be of no force or effect in interpreting any provisions hereof.

14.                    Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall, nevertheless, be binding and enforceable.

15.                    Counterparts. This Agreement may be executed in counterparts, each of which will be an original and all of which together will constitute one and the same agreement.

16.                    Governing Law. This Agreement shall be deemed to have been made in the State of Delaware and shall be governed by and construed according to the law of the State of Delaware as it is applied to contracts entered into and to be performed by residents of Delaware.

17.                    Exculpation. Each Purchaser acknowledges that it is not relying upon any other Purchaser, or any officer, director, stockholder, employee, agent, partner or affiliate of any such other Investor, in making its investment or decision to invest in the Company or in monitoring such investment. Each Investor agrees that no other Investor nor any officer, director, stockholder, employee, agent, partner or affiliate of any other Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them relating to or in connection with the Company or the Shares, or both. Without limiting the foregoing, no Purchaser nor any of its officers, directors, stockholders, partners, employees or agents of affiliates shall have any obligation, liability or responsibility whatsoever for the accuracy, completeness or fairness of any or all information about the Company or any subsidiary or their respective properties, business or financial and other affairs, acquired by such Purchaser or holder from the Company or any subsidiary or the respective officers, directors, employees, agents, representatives, counselor auditors of either, and in turn provided to another Purchaser, nor shall any such Purchaser or other person or entity have any obligation or responsibility whatsoever to provide any such information to any other Purchaser or to continue to provide any such information if any information is provided.

Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

CCCI HOLDINGS, INC.

By:	/s/ Elisabeth DeMarse
Elisabeth DeMarse
Chief Executive Officer

AUSTIN VENTURES VIII, L.P.

By: AV Partners VIII, L.P., its general partner

By:	/s/ Kenneth P. DeAngelis
Kenneth P. DeAngelis
General Partner

AUSTIN VENTURES IX, L.P.

By: AV Partners IX, L.P., its general partner

By:	/s/ Kenneth P. DeAngelis
Kenneth P. DeAngelis
General Partner

Signature Page to Stock Purchase and Exchange Agreement

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

AMERICAN CAPITAL STRATEGIES, LTD.

By:	/s/ Bowen Diehl

Name:	Bowen Diehl

Title:	Vice President

AMERICAN CAPITAL EQUITY I, LLC

By:	American Capital Equity Management, LLC,
Its Manager

By:	/s/ Kenneth L. Pollack

Name:	Kenneth L. Pollack

Title:	Vice President

Signature Page to Stock Purchase and Exchange Agreement

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

ELISABETH DEMARSE

/s/ Elisabeth DeMarse
Elisabeth DeMarse

PHILIP SIEGEL

/s/ Philip Siegel
Philip Siegel

JOHN DURRETT

/s/ John Durrett
John Durrett

DAVID LACK

/s/ David Lack
David Lack

BRETT SHOBE

/s/ Brett Shobe
Brett Shobe

Signature Page to Stock Purchase and Exchange Agreement

SCHEDULE OF PURCHASERS

Purchaser	Shares of Series A Convertible Redeemable Preferred Stock	Purchase Price		Shares of Common Stock	Contributed Shares of Subsidiary Stock
Austin Ventures VIII, L.P. 300 West Sixth Street, Suite 2300 Austin, Texas 78701 Attention: Ken DeAngelis Fax: (512) 476-3952	3,990,156	$25,499,997.68	(*)
Austin Ventures IX, L.P. 300 West Sixth Street, Suite 2300 Austin, Texas 78701 Attention: Ken DeAngelis Fax: (512) 476-3952	4,596,772	$29,376,714.93
American Capital Strategies, Ltd. 2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814 Attention: Compliance Officer and Legal Department Fax: (301) 654-6714	876,269	$5,599,995.96
American Capital Equity I, LLC c/o American Capital Strategies, Ltd. 2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814 Attention: Compliance Officer and Legal Department Fax: (301) 654-6714	375,545	$2,400,005.57
Elisabeth DeMarse c/o Austin Ventures 300 West Sixth Street, Suite 2300 Austin, Texas 78701 Fax: (512) 476-3952	78,238	$499,997.70		648,149	648,149
Philip Siegel c/o Austin Ventures 300 West Sixth Street, Suite 2300 Austin, Texas 78701 Fax: (512) 476-3952	3,912	$25,000.52		172,407	172,407
John Durrett c/o Austin Ventures 300 West Sixth Street, Suite 2300 Austin, Texas 78701 Fax: (512) 476-3952	6,813	$43,540.02
David Lack c/o Austin Ventures 300 West Sixth Street, Suite 2300 Austin, Texas 78701 Fax: (512) 476-3952	3,912	$25,000.52		172,407	172,407
Brett Shobe c/o Austin Ventures 300 West Sixth Street, Suite 2300 Austin, Texas 78701 Fax: (512) 476-3952	3,912	$25,000.52		7,037	7,037
TOTALS	9,935,529	$63,495,253.42		1,000,000	1,000,000

(*)                    $510,578.08 of such consideration delivered for the purchase price shall be in the form of cancellation of indebtedness owing to Purchaser.